Exhibit 99.1

Schlumberger Announces Fourth-Quarter and Full-Year 2008 Results

HOUSTON, January 23, 2009 – Schlumberger Limited (NYSE:SLB) today reported 2008 revenue of $27.16 billion versus $23.28 billion in 2007.

Income from continuing operations, excluding charges and credits, reached $5.49 billion, representing diluted earnings-per-share of $4.50 versus $4.18 in 2007. Income from continuing operations, including charges and credits, was $5.40 billion, representing diluted earnings-per-share of $4.42 versus $4.20 in 2007.

Fourth-Quarter Results

Fourth-quarter revenue was $6.87 billion versus $7.26 billion in the third quarter of 2008, and $6.25 billion in the fourth quarter of 2007.

Income from continuing operations, excluding charges and credits, was $1.24 billion—a decrease of 19% sequentially and 9% year-on-year. Diluted earnings-per-share from continuing operations, excluding charges and credits, was $1.03 versus $1.25 in the previous quarter, and $1.11 in the fourth quarter of 2007.

Income from continuing operations, including charges and credits, was $1.15 billion or $0.95 per share versus $1.25 in the previous quarter, and $1.12 in the fourth quarter of 2007.

Oilfield Services revenue of $6.26 billion decreased 2% sequentially but increased 15% year-on-year. Pretax segment operating income of $1.60 billion decreased 6% sequentially but increased 4% year-on-year.

WesternGeco revenue of $599 million decreased 33% sequentially and 25% year-on-year. Pretax segment operating income of $88 million decreased 75% sequentially and 68% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “The sequential revenue decline in Oilfield Services in the fourth quarter was largely due to the weakening of many local currencies against the US dollar, lower activity in Russia and, with the exception of North America, generally weaker activity around the globe. This was due in part to seasonal weather and in part to initial client curtailment of spending. As a consequence, with the exception of North America, pretax operating margins declined.

At WesternGeco, a sequential 33% decline in quarterly revenue was largely due to decreases in Marine which was affected by vessel transits, dry docks and project start ups. Multiclient revenue also decreased significantly as customers reduced discretionary spending. Margins suffered in consequence. At the end of the year WesternGeco benefited from an all-time record backlog of $1.77 billion.

The sharp drop in oil and gas prices due to lower demand, higher inventories and the belief that demand will erode further in 2009 as a result of reduced economic activity, is leading to rapid and substantial reductions in exploration and production expenditure. At current prices most of the new categories of hydrocarbon resources are not economic to develop. It will take time for inflation to be removed from the system and to bring finding and development costs more in line with lower oil and gas prices.

We expect 2009 activity to weaken across the board with the most significant declines occurring in North American gas drilling, Russian oil production enhancement and in mature offshore basins. Exploration offshore will be somewhat curtailed but commitments already planned are likely to be honored. Seismic expenditures particularly for multiclient data are likely to decrease from last year. Pricing erosion will compound these effects on revenue.

In this market we are taking the necessary actions to adjust our operating cost base while preserving our long term commitments to technology development, key skill sets and service and product quality.

The key indicator of a future recovery in oilfield services activity will be a stabilization and recovery in the demand for oil. The recent years of increased exploration and production spending have not been sufficient to substantially improve the supply situation. The age of the production base, accelerating decline rates and the smaller size of recently developed fields will mean that any prolonged reduction in investment will sow the seeds of a strong rebound. We have no doubt that Schlumberger will emerge from the current downturn a stronger company, better positioned to participate in the subsequent upturn.”

Other Events

•

Due to the continuing slowdown in oil and gas exploration and production spending and its effect on activity in the oilfield services sector, Schlumberger is taking actions to reduce its global workforce. Schlumberger wrote-off certain assets, primarily accounts receivable relating to a client with liquidity issues. As a result of these combined actions, Schlumberger recorded charges during the fourth quarter that reduced both fourth-quarter 2008 and full-year 2008 diluted earnings-per-share by $0.08.

•

During the quarter, Schlumberger repurchased 2.70 million shares of its common stock at an average price of $57.05 for a total of $154 million under the $8 billion repurchase program approved by the Board of Directors on April 17, 2008. During 2008, Schlumberger repurchased 21.1 million shares of its common stock at an average price of $86.35 for a total of $1.82 billion. As of December 31, 2008, Schlumberger had remaining authorization to repurchase $7.1 billion of shares of its common stock under the $8 billion repurchase program.

Consolidated Statement of Income

(Stated in thousands except per share amounts)

	Fourth Quarter		Twelve Months
For Periods Ended December 31	2008	2007	2008	2007
Revenue	$6,868,043	$6,247,713	$27,162,933	$23,276,542
Interest and other income, net (1)(3)	95,888	142,810	401,834	431,495
Expenses
Cost of goods sold and services (3)	5,033,473	4,217,436	18,967,031	15,481,746
Research & engineering	222,218	196,520	818,791	728,491
Marketing	23,636	22,960	95,120	81,545
General & administrative	150,033	141,672	584,118	517,248
Interest	58,709	71,519	247,252	274,558

Income from Continuing Operations before taxes and minority interest	1,475,862	1,740,416	6,852,455	6,624,449
Taxes on income (3)	325,664	357,203	1,430,124	1,447,933

Income from Continuing Operations before minority interest	1,150,198	1,383,213	5,422,331	5,176,516
Minority interest (3)	(58)	—	(25,380)	—

Income from Continuing Operations (3)	1,150,140	1,383,213	5,396,951	5,176,516
Income from Discontinued Operations	—	—	37,850	—

Net Income	$1,150,140	$1,383,213	$5,434,801	$5,176,516

Diluted Earnings-Per-Share
Income from Continuing Operations	$0.95	$1.12	$4.42	$4.20
Income from Discontinued Operations	—	—	0.03	—

Net Income	$0.95	$1.12	$4.45	$4.20

Average shares outstanding	1,194,970	1,194,905	1,196,237	1,187,944
Average shares outstanding assuming dilution	1,210,459	1,239,999	1,223,894	1,238,675

Depreciation & amortization included in expenses (2)	$612,613	$554,417	$2,268,508	$1,953,987

1)	Includes interest income of:

Fourth Quarter 2008 - $25 million (2007 - $48 million)

Twelve Months 2008 - $119 million (2007 - $162 million)

2)	Including Multiclient seismic data costs.
3)	See page 6 for details of Charges and Credits.

Condensed Balance Sheet

(Stated in thousands)

	Dec. 31, 2008	Dec. 31, 2007
Assets
Current Assets
Cash and short-term investments	$3,691,670	$3,169,033
Other current assets	9,202,007	7,886,350

	12,893,677	11,055,383
Fixed income investments, held to maturity	469,937	440,127
Fixed assets	9,690,340	8,007,991
Multiclient seismic data	287,238	182,282
Goodwill	5,188,996	5,142,083
Other assets	3,460,537	3,025,506

	$31,990,725	$27,853,372

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$5,268,019	$4,550,728
Estimated liability for taxes on income	1,006,816	1,071,889
Bank loans and current portion of long-term debt	1,597,371	1,318,227
Convertible debentures	—	353,408
Dividend payable	252,444	210,599

	8,124,650	7,504,851
Convertible debentures	321,334	415,897
Other long-term debt	3,372,183	3,378,569
Postretirement benefits	2,369,448	840,311
Other liabilities	868,818	775,975

	15,056,433	12,915,603
Minority interest	71,923	61,881
Stockholders’ Equity	16,862,369	14,875,888

	$31,990,725	$27,853,372

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger indebtedness by reflecting cash and investments that could be used to repay debt. Details of Net Debt follow:

(Stated in millions)

Twelve Months	2008
Net Debt, January 1, 2008	$(1,857)
Net income	5,435
Depreciation and amortization	2,269
Excess of equity income over dividends received	(235)
Increase in working capital requirements	(485)
Capital expenditure (1)	(4,068)
Dividends paid	(964)
Proceeds from employee stock plans	351
Stock repurchase program	(1,819)
Business acquisitions	(345)
Conversion of debentures	448
Pension plan funding	(288)
Other	293
Translation effect on net debt	136

Net Debt, December 31, 2008	$(1,129)

Components of Net Debt	Dec. 31, 2008	Dec. 31, 2007
Cash and short-term investments	$3,691	$3,169
Fixed income investments, held to maturity	470	440
Bank loans and current portion of long-term debt	(1,597)	(1,318)
Convertible debentures	(321)	(769)
Other long-term debt	(3,372)	(3,379)

	$(1,129)	$(1,857)

(1)	Including Multiclient seismic data expenditure.

Charges & Credits

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Fourth-Quarter and Full-Year 2008 Earnings Press Release also includes non-GAAP financial measures (as defined under Regulation G of the Securities Exchange Act of 1934). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

( Stated in millions except per share amounts )

	Fourth Quarter 2008
	Pretax	Tax	Min Int	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations	$1,475.9	$325.7	$(0.1)	$1,150.1	$0.95
Add back Charges & Credits:				—
- Workforce reduction	74.4	9.1	—	65.3	0.05	Cost of goods sold and services
- Provision for doubtful accounts	31.8	7.8	(6.1)	17.9	0.01	Cost of goods sold and services
- Other	9.8	—	—	9.8	0.01	Interest and other income, net

Income from Continuing Operations excluding charges & credits	$1,591.9	$342.6	$(6.2)	$1,243.1	$1.03

	Fourth Quarter 2007
	Pretax	Tax	Min Int	Net	Diluted EPS	Income Statement Classification
Income from Continuing Operations	$1,740.4	$357.2	$—	$1,383.2	$1.12
Add back Charges & Credits:
- Gain on sale of workover rigs	(24.5)	(7.1)	—	(17.4)	(0.01)	Interest and other income, net

Income from Continuing Operations excluding charges & credits	$1,715.9	$350.1	$—	$1,365.8	$1.11

	Twelve Months 2008
	Pretax	Tax	Min Int	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations	$6,852.5	$1,430.1	$(25.4)	$5,397.0	$4.42
Add back Charges & Credits:
- Workforce reduction	74.4	9.1	—	65.3	0.05	Cost of goods sold and services
- Provision for doubtful accounts	31.8	7.8	(6.1)	17.9	0.01	Cost of goods sold and services
- Other	9.8	—	—	9.8	0.01	Interest and other income, net

Income from Continuing Operations excluding charges & credits	$6,968.5	$1,447.0	$(31.5)	$5,490.0	$4.50

	Twelve Months 2007
	Pretax	Tax	Min Int	Net	Diluted EPS (*)	Income Statement Classification
Income from Continuing Operations	$6,624.4	$1,447.9	$—	$5,176.5	$4.20
Add back Charges & Credits:
- Gain on sale of workover rigs	(24.5)	(7.1)	—	(17.4)	(0.01)	Interest and other income, net

Income from Continuing Operations excluding charges & credits	$6,599.9	$1,440.8	$—	$5,159.1	$4.18

(*)	May not add due to rounding.

Business Review

(Stated in millions)

	Fourth Quarter			Twelve Months
	2008	2007	% chg	2008	2007	% chg
Oilfield Services
Revenue	$6,256	$5,445	15%	$24,282	$20,306	20%

Pretax Operating Income	$1,599	$1,535	4%	$6,505	$5,959	9%

WesternGeco
Revenue	$599	$798	(25)%	$2,838	$2,963	(4)%

Pretax Operating Income	$88	$272	(68)%	$836	$1,060	(21)%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses, interest income, interest expense, amortization of certain intangible assets, interest on postretirement medical benefits and stock-based compensation costs, as these items are not allocated to the segments.

Oilfield Services

Full-year 2008 revenue of $24.28 billion increased 20% versus 2007, driven by Area growth of 28% in Latin America, 24% in Europe/CIS/Africa, 18% in Middle East & Asia and 11% in North America. All Technologies experienced double-digit growth most notably in Well Services, Drilling & Measurements and Wireline. Pretax operating income of $6.50 billion in 2008 was 9% higher than 2007. However, the pretax operating margin declined 256 basis points (bps) to 26.8% primarily due to reduced pricing for well stimulation services in the US land GeoMarkets, a higher mix of low-margin third-party managed services in the Mexico/Central America GeoMarket and cost inflation across all Areas.

Fourth-quarter revenue of $6.26 billion was 2% lower sequentially but was 15% higher year-on-year. Sequentially, Europe/CIS/Africa revenue declined primarily due to a weakening of the local currencies against the US dollar and from lower activity in Russia as the result of reduced customer spending and seasonal slowdowns. In Latin America, revenue fell due to weaker local currencies and lower activity in the Venezuela/Trinidad & Tobago and Mexico/Central America GeoMarkets. Middle East & Asia declined on lower activity in the Australia/Papua New Guinea/New Zealand and Qatar GeoMarkets. These decreases, however, were partially offset by an increase in North America as the result of strong activity in the US Gulf of Mexico and US land West GeoMarkets. Local currency changes reduced Oilfield Services fourth-quarter revenue by approximately 3%.

Fourth-quarter pretax operating income of $1.60 billion was 6% lower sequentially but 4% higher year-on-year. Sequentially, pretax operating margin decreased to 25.6% primarily as a result of reduced activity levels in the Europe/CIS/Africa, Latin America and Middle East & Asia Areas, partially offset by the improvement in overall activity and a more favorable revenue mix in North America.

North America

Revenue of $1.56 billion increased 4% sequentially and 17% year-on-year. Pretax operating income of $346 million increased 9% sequentially and 2% year-on-year.

Sequentially, the US Gulf of Mexico GeoMarket activity recovered from the slowdown experienced during the hurricane season of the third quarter and realized further growth on a higher ultra deep-water rig count that led to strong demand for Wireline, Well Testing and Well Services technologies. The US land West GeoMarket revenue increased on strong demand for Well Services and Drilling & Measurements services and Artificial Lift products while the Alaska GeoMarket experienced a seasonal increase in activity that resulted in robust demand for Well Services and Drilling & Measurements technologies. Schlumberger Information Solutions (SIS) experienced growth from strong year-end software and hardware sales. These increases were partially offset by decreased revenue in the US land Central and North GeoMarkets on reducing rig count that accelerated at quarter end. Canada GeoMarket revenue was also lower primarily as the result of the weakening of the Canadian dollar.

Pretax operating margin improved sequentially to 22.3% mainly as a result of stronger activity levels and increased high-margin services in the US Gulf of Mexico, US land West and Alaska GeoMarkets. These increases were partially offset by pricing pressure in the US land Central and North GeoMarkets.

In West Texas, advanced Schlumberger Drilling & Measurements services were deployed on two wells for Atlantic Operating, Inc. in the 3rd Bonesprings sand formation. PowerDrive* rotary-steerable systems and PeriScope* bed boundary mapping technologies were used to keep the wells within the bounding shales and achieve drilling rates varying between 50 and 110 ft/hr. Drilling accuracy for this 10-ft target sand was critical, and drilling time was reduced substantially to an average of 8 days versus the minimum of 30-35 days using conventional drilling techniques for these same well types.

In Western Canada, Schlumberger Well Services performed carbonate acid stimulation treatments in seven horizontal wells for Suncor Energy, Inc. using coiled tubing with ACTive* family and VDA* Viscoelastic Diverting Acid technologies. The ACTive family of coiled tubing services uses real-time downhole measurements to optimize treatments by allowing maximum fluid penetration, diversion and treatment volumes. The approach allowed significant production increases to be realized from these wells.

In Pennsylvania, the Schlumberger Well Services StimMAP Live* micro-seismic fracture mapping service was used on the first Cabot Oil and Gas horizontal well in the Marcellus formation. Real-time data enabled the customer to make changes as the operation progressed with varying pumping rates being used to generate greater micro-seismic responses and subsequently create more complex fracture networks. The well had an initial production rate of 6.4 MMcf/d and in conjunction with a series of vertical wells has allowed Cabot to exceed their original year-end Marcellus production target.

In West Virginia, Schlumberger Well Services completed two nine-stage foam fracturing jobs for EXCO utilizing open-hole packers integrated with the completion tubing. All nine stages were pumped to completion in one day allowing immediate flowback which decreased the clean-up time that had been required on previous wells. Schlumberger is currently the only service company that has been able to complete all nine stages in one day, and tentative production results show the wells to be among the top four EXCO producers in the area.

In North Dakota, Schlumberger Data & Consulting Services (DCS) helped an operator explore, develop and delineate a field in the Williston basin using data from advanced Wireline technologies. Several years prior, the discovery was evaluated using Platform Express* integrated wireline logging, Sonic Scanner* acoustic scanning and FMI* Fullbore Formation MicroImager services. The data were used to identify local stress orientation, characterize the formations and natural fractures, and provide petrophysical answers for the target formation—the Middle Bakken Carbonate. As a result, the customer was able to select optimal lateral orientation leading to initial production of 450 bopd. Subsequent horizontal wells in the other sections of the field have flowed in excess of 2,000 bopd.

In Southeastern Alberta, Canada, Schlumberger Well Services used the EverCRETE* cementing system for an operator on a CO2 injection well where long-term sealing integrity is paramount. EverCRETE CO 2-resistant cement is the latest wellbore isolation technology for CO2 geological storage and other CO2 environments and provides a durable solution for zonal isolation during injection, storage and monitoring.

Latin America

Revenue of $1.11 billion was 3% lower sequentially but increased 18% year-on-year. Pretax operating income of $200 million decreased 13% sequentially and 4% year-on-year.

Sequentially, revenue in the Venezuela/Trinidad & Tobago GeoMarket declined as a result of lower demand for Wireline and Well Services technologies and Completions products while Mexico/Central America experienced lower activity in Integrated Project Management (IPM) projects. These decreases were partially offset by higher offshore exploration-related activity in the Brazil GeoMarket that led to robust demand for Wireline, Well Testing and Drilling & Measurements services, while activity in the Peru/Colombia/Ecuador GeoMarket increased due to strong demand for Artificial Lift and SIS products. Area revenue was also reduced by approximately 4% due to the weakening of local currencies against the US dollar.

Pretax operating margin declined sequentially to 18.0% from lower activity and a less favorable revenue mix in the Venezuela/Trinidad & Tobago GeoMarket, reduced gain share from IPM projects in the Peru/Colombia/Ecuador GeoMarket, and cost inflation and a less favorable revenue mix in the Mexico/Central America GeoMarket.

On the Petrobras Alagoas field in Brazil, Schlumberger Well Testing successfully introduced extreme underbalanced tubing-conveyed perforating as a technique to increase productivity. Since introduction of the technique, measureable time savings have been recorded compared to standard completion techniques, while productivity increases ranging from 33% to 47% have been achieved on wells in the field.

In Mexico, PEMEX used Well Services PlugAdvisor* cementing simulation software to improve the reliability and efficiency of plug-cementing operations. Through use of this simulator—introduced as part of a Schlumberger IPM sidetrack drilling project together with plug placement tools that avoid cement contamination—first-run success rates in side-tracked wells have increased to more than 90% from less than 50%. As a result, IPM has been able to deliver wells on time and Schlumberger has become the preferred plug placement service company in the southern region of PEMEX operations.

Also in Mexico, PEMEX selected Well Services FUTUR* active set-cement technology for wells drilled in an environmentally sensitive wetland national reserve. The novel self-healing cement has been recognized for the benefits it brings to operations where shallow gas and sustained casing pressures pose risks to the environment.

In Colombia, Pacific Rubiales Energy signed an agreement with Schlumberger to use SIS products and services enabling their petrotechnical professionals to achieve aggressive business targets. Under the agreement, Pacific Rubiales Energy will implement a full suite of ProSource* data management software to manage exploration and production information which will be accessed on a corporate basis through a DecisionPoint* content and workflow delivery web portal. Software applications such as GeoFrame*, ECLIPSE* and Interactive Petrophysics software will complement the customer’s earlier decision to use Petrel seismic-to-simulation software as their core geoscientist workflow. The Schlumberger solution is one of various components of a broader information technology platform implementation.

In Ecuador, the national hydrocarbon directorate, Dirección Nacional de Hidrocarburos (DNH), awarded Schlumberger a contract to design, implement and support an iCenter that will be part of the surveillance infrastructure to the oil and gas value chain in Ecuador. The center includes a main surveillance room, a crisis room and a 3D geology and geophysics room that will run Petrel seismic-to-simulation and OFM* well and reservoir analysis software.

Also in Ecuador, Petroproducción, the production subsidiary of Petroecuador, awarded Schlumberger a contract to provide an end-to-end solution for drilling and production data management and real-time surveillance. The project is the first digital integrated operations solution encompassing real-time drilling and production information, enabled by SIS production and drilling suites, with Avocet* Surveillance as the enabling web aggregation and visualization technology. The ability to use an end-to-end solution for integrated operations provides work flows that cut across traditional departmental silos and support improved operational performance.

Elsewhere in Ecuador, Petroamazonas S.A. awarded Schlumberger a new five-year contract for the supply of Artificial Lift equipment on 184 new wells. This award, which includes both surface and downhole equipment, was made on the basis of service quality and technology, and extends the current 170-well contract.

In Colombia, Schlumberger Well Services conducted the first-ever successful fracture stimulation jobs by any service company for Ecopetrol in the Apiay area—a region characterized by complex geology and active tectonics that have rendered previous attempts unsuccessful. This success will allow Ecopetrol opportunities for enhancing production and improving water disposal.

In Venezuela, Petroregional del Lago, a PDVSA-Shell joint venture conducted successful acid stimulation operations in the Urdaneta field in Lake Maracaibo using Well Services VDA technology. Two wells were stimulated resulting in a production increase of 4,000 bopd.

Europe/CIS/Africa

Revenue of $2.05 billion decreased 5% sequentially but increased 16% year-on-year. Pretax operating income of $533 million decreased 15% sequentially but was 8% higher year-on-year.

Sequentially, Area revenue was 5% lower due to the weakening of local currencies against the US dollar particularly in the North Sea, Continental Europe and Russia. Additionally, Russia experienced significant reductions in activity from lower customer spending and the seasonal slowdown in Sakhalin. Lower Framo revenue also contributed to the decline. These decreases were partially offset by significantly increased activity in the Libya GeoMarket from strong demand for Artificial Lift products and for Drilling & Measurements, Well Testing and Wireline services, as well as in the Continental Europe GeoMarket from higher demand for Wireline and Drilling & Measurements technologies.

Pretax operating margin decreased sequentially to 26.1% primarily due to lower activity and a less favorable revenue mix in the North Sea and Nigeria & Gulf of Guinea GeoMarkets and Russia. The decrease in Framo revenue also contributed to this result.

In Kazakhstan, Tengizchevroil—a Chevron affiliate—awarded Schlumberger a five-year contract for wireline logging, slickline, coiled tubing, pressure pumping, well testing, directional drilling and perforating services. The contract, which also includes the supply of well completion equipment, covers field development in a technically challenging area and provides opportunities for new technology introduction and deployment.

In Angola, BP awarded Schlumberger wireline, pressure pumping, well testing, directional drilling, measurement-while-drilling and logging-while-drilling services on their ultra deep-water drilling program in offshore Block 31. The program is expected to cover 188 wells over an eight-year period beginning in 2010 and BP expect to deploy four drilling units to perform the work. Access to new technologies and significant Schlumberger Angolan local content were contributing factors in these awards.

Also in Angola, Total E&P Angola awarded Schlumberger Well Testing the completion landing string contract for the Pazflor development. The project will include the completion of 49 producer and injector wells beginning in 2010 and services will be provided using the newly launched SenTURIAN* subsea control system.

In the Sakhalin Energy Investment Company Lunskoye field offshore Sakhalin Island, Schlumberger Well Testing successfully perforated the longest-ever zone in one run using 4  1/2 -in casing guns deployed on coiled tubing with the Completion Insertion & Removal under Pressure (CIRP) technique. CIRP technology allows long intervals to be perforated underbalanced and the guns to be retrieved without killing the well which avoids formation damage and potential well control issues.

In Russia, Schlumberger performed the first Flow Scanner* operation in a horizontal well in the Vankor field for Rosneft. The job, which was the first deployment of its kind in West Siberia, resulted in a complete flow analysis in a complex downhole environment and the technology is now being considered for future applications in this new field.

In The Netherlands, Schlumberger DCS performed a sand production study on a natural gas field that had been partly suspended by Gaz de France due to heavy sand production. The study concluded that oriented tubing-conveyed perforating technology could help eliminate sand production and a sidetrack well was drilled and perforated to confirm this conclusion. The resulting gas production was double expectations and a number of wells in the field have now been recompleted to yield sand-free production.

In Norway, Schlumberger Wireline deployed MaxTRAC* tractor-conveyed production-logging technology that included the FlowScanner* fluid imaging service on four wells for ConocoPhillips Norway to confirm feasibility of a new completion and stimulation strategy on the Eldfisk A platform. The technology combination in conjunction with a portable OSC* Operations Support Center set in the customer’s Well Intervention Center enabled successful data acquisition in a difficult logging environment monitored in real time by specialists in the Aberdeen Operations Support Center.

Middle East & Asia

Revenue of $1.47 billion was 2% lower sequentially but 9% higher year-on-year. Pretax operating income of $491 million decreased 7% sequentially but increased 4% year-on-year.

Sequentially, Area revenue declined mainly as a result of weather-related effects in the Australia/Papua New Guinea/New Zealand and China/Japan/Korea GeoMarkets, lower activity in Qatar, a less favorable activity mix in Brunei/Malaysia/Philippines and reduced customer spending in the China/Japan/Korea and Arabian GeoMarkets. These declines primarily affected demand for Wireline, Drilling & Measurements and Well Services technologies, but were partially offset by the positive impact of retroactive price adjustments for a Wireline contract in addition to growth in the Gulf GeoMarket for Artificial Lift products and Well Services and Drilling & Measurements technologies.

Pretax operating margin declined sequentially to 33.5% primarily due to the overall lower level of activity in the Area as well as a less favorable revenue mix in the Arabian and India GeoMarkets.

In Australia, Schlumberger used the unique Quicksilver Probe* Wireline sampling technology for Woodside to capture the uncontaminated and representative fluid samples that were required for the design optimization of the customer’s LNG surface facilities. Quicksilver Probe capability combined with advanced alloy flow lines and reverse low-shock techniques resulted in pure fluid samples.

Also in Australia, Schlumberger completed and drilled the first Level 5 cased-hole tri-lateral well in the Far East for Woodside in the offshore Vincent Field. Two RapidX* ultra high-strength sealed junctions were run to connect each of the two upper laterals to the main well bore to provide selective accessibility in each leg—a major Schlumberger competitive advantage.

In Saudi Arabia, Schlumberger completed the world’s first micro-seismic monitoring operation on a multistage acid fracture job in the Qatif field for Saudi Aramco. The seven-day, six-stage acid frac job in the horizontal well was monitored from two observation wells in which VSI* Versatile Seismic Imager tools were deployed to track the fracturing-associated micro-seismic activity. Smooth integration and coordination between multiple Schlumberger Technologies marked this complex operation in a high-permeability carbonate reservoir.

Elsewhere in Saudi Arabia, Schlumberger set a world record by tractoring the Flow Scanner* horizontal and deviated well production logging system more than 6,000 ft to pinpoint water entries in an open hole horizontal well in the Saudi Aramco Shaybah field. The field completion system in 6- 1/8 in. open hole with minimum restriction of 2.68 in. posed a logging technical challenge that was overcome for the first time using the new Schlumberger Wireline Production Open Hole Sonde tractor.

In China, successful StageFRAC* multistage fracturing and completion operations for another operator have led Xinjian Oil & Gas Company (XOC) to begin a similar project on the Dixi gas field using a horizontal well in the field’s deep naturally-fissured volcanic formation. The operation resulted in a number of record-breaking achievements for XOC for wells of this type and led to a three-fold production increase compared to conventional vertical well fracturing.

In India, Schlumberger completed the second phase of a fracturing campaign for ONGC in the Gandhar field. With the key objective to increase production, the five-well campaign also tested the feasibility of fracturing treatments in other sand formations in this major brown field. The campaign was completed in less than one month using a variety of Schlumberger technologies from Wireline, Completions, Artificial Lift, Well Services and Well Testing, which were integrated using the DCS PowerSTIM* process.

In Pakistan, OMV Exploration and Production used Schlumberger FUTUR active set-cement technology to help preserve long-term well integrity on certain projects where challenging environments of corrosive CO2 and H2S gases and bottom-hole temperatures in excess of 330 deg F often exist. Following a successful field test and deployment on an initial job, OMV introduced the self-healing cement technology on a second job—applying FUTUR on a production casing annulus to improve long-term zonal isolation. As a result of both successes, OMV has planned to adopt the technology for seven more jobs in 2009.

WesternGeco

Full-year 2008 revenue of $2.84 billion was 4% lower than 2007. Pretax operating income of $836 million was down 21% versus 2007. Pretax operating margin of 29.5% decreased 634 bps due to significantly lower Multiclient sales, reduced Land activity and cost inflation that affected Marine operations. At the end of 2008, the backlog of $1.77 billion was 51% higher year-on-year and underpinned by long-term contracts.

Fourth-quarter revenue of $599 million decreased 33% sequentially and 25% year-on-year. Pretax operating income of $88 million was 75% lower sequentially and 68% lower year-on-year.

Sequentially, Marine revenue decreased significantly due to seasonal vessel transits, dry docks and project startups. Multiclient revenue was also down markedly as customers reduced discretionary spending. Land revenue, however, increased due to higher utilization and the start of new projects in Latin America and Africa while Data Processing recorded modest growth.

Pretax operating margin decreased sequentially to 14.7% due to lower Marine vessel utilization, higher transits and the slowdown in Multiclient sales, the effects of which were only partially offset by the higher Land crew utilization.

In Angola, WesternGeco began acquisition of a wide-azimuth survey in Block 31 for BP Exploration (Angola) Ltd. BP chose the wide-azimuth technique to enable better imaging of structures beneath salt intrusions.

Also in Angola, WesternGeco began a major Q-Seabed* multicomponent (4C) project for Chevron in Block 0 adjacent to the Cabinda coastline. The survey will cover an area of approximately 1,500 sq km making it one of the largest seabed projects ever to be undertaken. The use of 72 km of Q-Seabed cable with dual source vessels will allow superior acquisition efficiency and significant data quality improvement over conventional systems in a challenging area with extensive production activity and infrastructure.

PEMEX awarded WesternGeco a seismic acquisition and processing contract for the Aquila project—the largest 3D Q-Marine survey in Mexico to date. The survey covers an 8,000-sq km deep-water area offshore northern Mexico and data acquisition began in October 2008.

WesternGeco Electromagnetics successfully acquired a controlled source electromagnetic survey (CSEM) for ENI in deepwater offshore Nigeria. The acquisition phase was completed during October and November and the data are currently undergoing advanced processing and inversion in the Milan Electromagnetics Center of Excellence. WesternGeco Electromagnetics also completed the processing and interpretation of a large CSEM project in Greenland with the application of industry-leading inversion techniques to integrate the data with seismic information over the areas of interest.

Crescent Petroleum awarded WesternGeco a Q-Land* acquisition and processing contract to image a complex thrust belt in Sharjah, United Arab Emirates (UAE). The project followed a successful survey in a similar play in the UAE using the Q-Land system, proprietary DX-80* vibrators, MD Sweep* maximum displacement sweep design methodology for low frequencies and low distortion, and WesternGeco proprietary depth imaging processing.

In Australia, WesternGeco was awarded a contract for a 4D Q-Marine* monitor survey on the Enfield field for Woodside Energy Ltd.

Also in Australia, acquisition of the Keystone and Aragon Multiclient 3D surveys has been completed in the North West Shelf area. These data cover 5,000 sq km and 3,500 sq km respectively. Both surveys were fully prefunded.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 87,000 people representing over 140 nationalities and working in approximately 80 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston and The Hague and reported consolidated revenues of $27.16 billion in 2008. For more information visit www.slb.com.

# # #

*Mark of Schlumberger

Notes

Schlumberger will hold a conference call to discuss the above announcement on Friday, January 23, 2009, at 8:00am Central Time, 9:00am Eastern Time (2:00pm London, 3:00pm Paris). To access the call, which is open to the public, please contact the conference call operator at +1-800-553-5275 within North America, or +1-612-332-0632 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available through February 23, 2009, by dialing +1-800-475-6701 within North America or +1-320-365-3844 outside of North America, and providing the access code 972151.

The conference call will be webcast simultaneously at www.SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

Supplemental information in the form of a question and answer document on this press release and financial schedules are available at www.SLB.com/ir.

For more information, contact

Malcolm Theobald – Vice President of Investor Relations, or

Robert Bergeron – Manager of Investor Relations

+1-713-375-3535

investor-relations@slb.com